UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2016

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cross Street #10-00, PWC Building Singapore 048424	048424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2016, the Board of Directors (the “Board”) of WAVE Life Sciences Ltd. (the “Company”) appointed Keith Regnante as the Company’s Chief Financial Officer, making him the Company’s principal financial officer and principal accounting officer. Kyle Moran, who previously served in those roles in an interim capacity, will continue to serve as the Company’s Vice President, Head of Finance.

Mr. Regnante, age 47, has held financial leadership roles within the biotechnology space for over 15 years. Prior to joining the Company, from February 2014 to August 2016, Mr. Regnante served as Vice President of Finance of Shire Pharmaceuticals, a global biopharmaceutical company. Mr. Regnante also served on the Financial Leadership Team and the R&D Leadership Team while he was at Shire. From September 2013 to February 2014, he served as Head of R&D Finance for ARIAD Pharmaceuticals, Inc. From January 1999 to August 2013, Mr. Regnante held multiple positions within finance for Biogen Inc., including Senior Director of Corporate Finance from 2011 to 2013, Senior Director of Worldwide R&D Finance from 2008 to 2011, and several other positions dating back to 1999. Prior to joining finance organizations for biotechnology companies, Mr. Regnante worked as a consultant at The Boston Consulting Group. He holds a B.A. in Economics from Tufts University and an M.B.A. from the MIT Sloan School of Management.

In connection with Mr. Regnante’s appointment as Chief Financial Officer, he entered into an executive employment agreement (the “Agreement”) with the Company, effective as of August 16, 2016, setting forth his compensation and certain other terms. Pursuant to the Agreement, Mr. Regnante is entitled to receive an annual base salary of $320,000 and an annual cash bonus of up to 40% of his then-current base salary (the “Annual Performance Bonus”). The Annual Performance Bonus, if any, will be determined by the Company’s Board and will be based upon the achievement of corporate and individual performance objectives. Pursuant to the Agreement, on August 16, 2016, Mr. Regnante was granted an incentive share option (the “Option”) to purchase 120,000 ordinary shares of the Company, at an exercise price of $20.89 per share, which was the closing price of the Company’s ordinary shares on the NASDAQ Global Market on that date. The Option has a ten-year term and vest over four years with 25% of the shares vesting on the first anniversary of the grant date and the remaining portion of the shares vesting in 36 equal monthly installments thereafter. In addition, if the Company consummates a change of control (as defined in the Agreement), any then-unvested shares subject to the Option will become fully vested and immediately exercisable.

The Agreement also provides that if Mr. Regnante is involuntarily terminated by the Company without cause (as defined in the Agreement) or he terminates his employment for good reason, he will be entitled to receive the following, in addition to any accrued obligations: (a) the continuation of his then-current annual base salary for a period of 12 months following termination, payable in accordance with the Company’s normal payroll practices; and (b) the continued payment of health insurance premiums at the Company’s then normal rate of contribution until the earlier of 12 months following the termination date or until he commences new employment. If a change of control (as defined in the Agreement) occurs and within one year following the change of control, Mr. Regnante is involuntarily terminated without cause (as defined in the Agreement) or he terminates his employment for good reason, he will be entitled to receive the following, in addition to any accrued obligations: (a) a lump sum cash payment equal to 12 months of his then-current annual base salary; (b) the payment of a separation bonus equal to the Annual Performance Bonus, prorated through his termination date; and (c) the continued payment of health insurance premiums at the Company’s then normal rate of contribution until the earlier of 12 months following the termination date or until he commences new employment.

As a condition of employment, Mr. Regnante has entered into the Company’s form of non-competition and non-solicitation agreement. Receipt of the severance and change of control benefits described above are subject to Mr. Regnante’s execution of a release of claims against the Company and compliance with certain restrictive covenants following the termination of his employment.

The foregoing is only a summary of the Agreement and is qualified in its entirety by reference to the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 8.01	Other Events.

On August 17, 2016, the Company issued a press release announcing the appointment of Mr. Regnante as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued on August 17, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

Date: August 22, 2016	/s/ Keith Regnante
Keith Regnante Chief Financial Officer